Exhibit 99.1

Company Release – 10/28/2026

GBank Financial Holdings Inc. Announces Third Quarter 2026 Financial Results

LAS VEGAS, NV, October 28, 2026 -- GBank Financial Holdings Inc. (the “Company”) (NASDAQ: GBFH), the parent company of GBank (the “Bank”), today reported net income of $3.9 million, or $0.27 per diluted share, for the third quarter ended September 30, 2026, compared to $5.5 million, or $0.38 per diluted share during the second quarter of 2026, and $4.3 million, or $0.30 per diluted share, for the third quarter of 2025. Excluding non-core items, adjusted net income⁽¹⁾ was $4.3 million, or $0.30 adjusted diluted earnings per share⁽¹⁾, for the third quarter of 2026, compared to $5.5 million, or $0.38, for the second quarter of 2026, and $6.3 million, or $0.44, for the third quarter of 2025.

For the nine months ended September 30, 2026, net income was $10.6 million, or $0.73 per diluted share, compared to $13.5 million, or $0.93 per diluted share, for the comparable nine-month period of 2025. Excluding non-core items, adjusted net income(1) for the nine months ended September 30, 2026 was $14.4 million, or $0.99 adjusted diluted earnings per share⁽¹⁾ compared to $16.4 million, or $1.13, for the same period of 2025.

(1) See Reconciliation of Non-GAAP Financial Measures

Third Quarter 2026 Comments (Unaudited)

•
Net interest income of $13.6 million compared to $12.8 million in the previous quarter.

•
Net revenue(1) of $20.3 million, a decrease of $1.6 million, or 7.3% compared to $22.0 million in the second quarter of 2026, due to lower net interchange fees and fewer loans sold.

•
Net interest margin increased 17 basis points to 3.95% from 3.78%.

•
Gain on loan sales of $4.7 million on loans sold of $84.5 million, a decrease of $0.8 million compared to $5.5 million on loans sold of $110.1 million for the second quarter of 2026. Gain on loan sales margin⁽¹⁾ increased to 5.57% from 5.04%.

•
U.S. Small Business Administration (“SBA”) loan originations of $171.7 million, compared to $131.4 million for the second quarter of 2026.

“Despite the lower than expected earnings during the period, I want to emphasize that our core banking franchise performed well during the third quarter, with higher net interest income, an improved net interest margin, and strong SBA production and gain-on-sale margin," said Jeff Newgard, President and Chief Executive Officer of GBank Financial Holdings. "While earnings were affected by lower interchange income following the decision by several large sports betting operators to discontinue credit cards as a funding source, as well as several one-time or non-core items, we believe the underlying performance of the bank reflects the strength of our franchise. Going forward, my focus is on strengthening the core bank; building my team which I hope to have completed by year end; maintaining strong credit discipline and executing on the opportunities before us. While the legacy retail credit card portfolio will continue to affect provision expense in the near term, we expect that impact to diminish as the portfolio continues to run off. My goal for the company and shareholders is to address the items that have held back earnings and have them behind us by the end of the year, so that 2027 can be a fresh start at the bank and we will clearly see the impacts of our gaming fintech initiatives taking hold as we move through the year.”

(1) See Reconciliation of Non-GAAP Financial Measures

Financial Results

Income Statement

Net interest income totaled $13.6 million for the third quarter of 2026, reflecting an increase of $813 thousand, or 6.4%, compared to $12.8 million for the second quarter of 2026, and an increase of $616 thousand, or 4.7%, compared to the third quarter of 2025.

The increase in net interest income when compared to both the second quarter of 2026 and the same quarter of 2025 was primarily volume driven, as higher interest income from growth in average loans and investments (and, compared with the prior year, interest-bearing cash balances) more than offset increases in interest expense resulting from higher average deposits and borrowings.

The Company’s net interest margin for the third quarter of 2026 was 3.95%, compared to 3.78% for the second quarter of 2026 and 4.35% for the third quarter of 2025. The 17 basis point increase over the prior quarter reflected a 15 basis point increase in the yield on average earning assets to 6.87% and a 5 basis point decrease in the cost of average interest-bearing liabilities to 3.86%. The higher asset yield was driven by a favorable shift in earning asset mix, as average loans increased $34.6 million to 83.1% of average earning assets (81.2% in the second quarter) at a yield of 7.34%, while lower-yielding average interest-bearing deposits with banks decreased $26.9 million. The investment securities yield increased to 4.73% from 4.64% as a result of the full-quarter impact of $7.9 million of available for sale securities purchased during the second quarter of 2026.

The Company recorded a provision for credit losses on loans of $2.6 million for the third quarter of 2026, compared to $2.8 million of provision expense recorded during the second quarter of 2026, and $2.2 million of provision expense recorded during the third quarter of 2025. The provision in the third quarter included a provision expense of $687 thousand for our legacy non-gaming retail credit card program. Please refer to information under the heading "Asset Quality" for more information regarding the provision for credit losses. The decrease from the prior quarter was driven by a smaller allowance build, as the allowance for credit losses increased $1.5 million during the third quarter, compared to an increase of $1.7 million during the second quarter, while net charge-offs were consistent at $1.1 million in the third quarter, compared to $1.2 million in the second quarter. The allowance for credit losses as a percentage of total loans increased to 1.30% from 1.19% as of June 30, 2026.

Non-interest income was $6.7 million for the third quarter of 2026, compared to $9.1 million for the second quarter of 2026, and $7.2 million for the third quarter of 2025. The decrease of $2.4 million when compared to the second quarter of 2026 was primarily due to a $1.5 million decrease in net interchange fees, following the decision by several large sports betting operators to discontinue credit cards as a funding source, and a $0.8 million decrease in gain on sale of loans as fewer guaranteed loans were sold. The $0.5 million decrease in non-interest income during the third quarter of 2026 when compared to the third quarter of 2025 was primarily due to a $2.1 million decrease in net interchange fees, partially offset by a $1.1 million increase in net gains on sales of loans, and a $549 thousand increase in loan servicing income.

Net revenue(1) totaled $20.3 million for the third quarter of 2026, representing a decrease of $1.6 million, or 7.3%, compared to $22.0 million for the second quarter of 2026. Net revenue for the third quarter of 2026 increased $0.2 million, or 0.8%, when compared to $20.2 million for the third quarter of 2025.

Non-interest expense was $12.8 million during the third quarter of 2026, compared to $12.0 million for the second quarter of 2026 and $12.3 million for the third quarter of 2025. The quarter-over-quarter increase in non-interest expense was principally due to $1.1 million increase in salaries and employee benefits, including $0.5 million in severance expense, partially offset by $0.4 million decrease in other expenses. Non-core items for the third quarter of 2026 totaled $0.6 million pre-tax, consisting of $0.5 million of severance expense, $0.1 million of fraud losses, as outlined in the Reconciliation of Non-GAAP Financial Measures section of this release.

(1) See Reconciliation of Non-GAAP Financial Measures

The Company’s efficiency ratio was 63.0% for the third quarter of 2026, compared to 54.7% for the second quarter of 2026 and 61.1% for the third quarter of 2025. The higher efficiency ratio for the third quarter of 2026 was due primarily to the lower net revenue and the non-core items included in non-interest expenses for the quarter.

Income tax expense was $1.0 million for the quarter ended September 30, 2026, compared to $1.6 million for the second quarter of 2026, and $1.3 million for the third quarter of 2025. The Company’s effective tax rate was 20.7% for the quarter ended September 30, 2026, compared to 22.9% for the quarter ended June 30, 2026, and 22.7% for the quarter ended September 30, 2025. Fluctuations in the effective tax rate are primarily driven by the timing and magnitude of certain stock-based compensation transactions that generate tax benefits for the Company, as well as changes in pre-tax earnings.

(1) See Reconciliation of Non-GAAP Financial Measures

Net income was $3.9 million for the third quarter of 2026, a decrease of $1.6 million from $5.5 million for the second quarter of 2026, and a decrease of $455 thousand from $4.3 million during the third quarter of 2025. Diluted earnings per share were $0.27 for the third quarter of 2026, compared to $0.38 for the second quarter of 2026 and $0.30 for the third quarter of 2025. Excluding non-core items, adjusted net income⁽¹⁾ was $4.3 million for the third quarter of 2026, a decrease of $1.2 million from $5.5 million for the second quarter of 2026, and a decrease of $2.0 million from $6.3 million for the third quarter of 2025. Adjusted diluted earnings per share⁽¹⁾ were $0.30 for the third quarter of 2026, compared to $0.38 for the second quarter of 2026 and $0.44 for the third quarter of 2025. Non-core items for the third quarter of 2026 totaled $0.6 million before tax as shown on the Non-GAAP Financial Measures table.

(1) See Reconciliation of Non-GAAP Financial Measures

Balance Sheet

Total assets were $1.5 billion as of September 30, 2026 and $1.4 billion as of June 30, 2026, an increase of 11.9% from $1.3 billion as of September 30, 2025. The increase in total assets from September 30, 2025 was primarily driven by increases in loans and other assets. Total assets under management, including $1.2 billion of sold loans for which servicing is retained, totaled $2.7 billion as of September 30, 2026.

The investment securities portfolio decreased by $460 thousand during the third quarter of 2026, as principal paydowns and an increase in unrealized losses on available for sale securities more than offset purchases.

Total loans, net of deferred fees and costs, were $1.1 billion as of September 30, 2026, $1.0 billion as of June 30, 2026, and $940.6 million as of September 30, 2025. Loans, net of deferred fees and costs increased $24.5 million during the third quarter of 2026 primarily due to an increase of $28 million in non-owner occupied commercial real estate loans. The increase in loans, net of deferred fees and costs, of $131.2 million from September 30, 2025, was driven primarily by increases of $134.5 million in commercial real estate-non-owner occupied loans. Total government guaranteed loans as a percentage of total loans(1) were 15.3% as of September 30, 2026, compared to 16.7% as of June 30, 2026, and 20.6% as of September 30, 2025.

The Company’s allowance for credit losses totaled $13.9 million as of September 30, 2026, compared to $12.4 million as of June 30, 2026, and $10.6 million as of September 30, 2025. Please refer to information under the heading "Asset Quality" for more information regarding the allowance for credit losses.

Deposits totaled $1.2 billion as of September 30, 2026 and June 30, 2026, an increase of $71.8 million from $1.1 billion as of September 30, 2025. The decrease of $41.8 million from the prior quarter was driven by decreases in non-interest bearing demand, interest bearing demand and savings and money market balances of $36.9 million, $6.9 million and $77.4 million, respectively. The decrease in non-interest bearing demand balances was primarily due to decreases of $19.6 million in general business accounts, $11.9 million in fintech business accounts and $5.4 million in personal accounts. These decreases were partially offset by an increase of $79.4 million in certificates of deposit. The increase of $71.8 million compared to September 30, 2025 was primarily driven by $114 million growth in certificates of deposit and offset by a decrease of $31 million in non-interest bearing deposits.

The Company’s ratio of loans to deposits was 92.1% as of September 30, 2026, compared to 86.9% as of June 30, 2026, and 86.1% as of September 30, 2025.

The Company had $60 million in short-term borrowings as of September 30, 2026 compared to none as of June 30, 2026 and September 30, 2025. As of September 30, 2026, the Company had approximately $387.6 million in available borrowing capacity from the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of San Francisco, and through its various fed funds lines of credit with its correspondent banks.

Subordinated notes outstanding totaled $30.4 million as of September 30, 2026, $30.3 million as of June 30, 2026, and $26.1 million as of September 30, 2025. The year-over-year increase reflects the issuance of $11.0 million of subordinated debt issued in January 2026 maturing on January 15, 2036. This increase was partially offset by the redemption of $6.5 million of subordinated debt originally issued in 2020.

Stockholders’ equity was $175.4 million as of September 30, 2026, compared to $172.8 million as of June 30, 2026, and $158.2 million as of September 30, 2025. The increase in stockholders’ equity when compared to both the prior quarter and the prior year is mainly attributable to increases in retained earnings resulting from net income earned during each respective period, partially offset by an increase in accumulated other comprehensive loss from unrealized losses on available for sale securities.

The Company’s ratio of common equity to total assets was 12.04% as of September 30, 2026 compared to 12.07% as of June 30, 2026 and 12.16% as of September 30, 2025. The Bank’s Tier 1 leverage ratio was 13.4% as of September 30, 2026 compared to 13.2% as of June 30, 2026, and 13.7% as of September 30, 2025. The Company’s book value per share was $12.08 as of September 30, 2026, an increase of 1.1% from $11.94 as of June 30, 2026, and an increase of 9.1% from $11.07 as of September 30, 2025.

(1) See Reconciliation of Non-GAAP Financial Measures

Asset Quality

The Company recorded a provision for credit loss expense for loans of $2.6 million for the third quarter of 2026, compared to $2.8 million recorded during the second quarter of 2026 and $2.2 million of provision expense recorded during the third quarter of 2025. The provision for credit losses for loans during the third quarter of 2026 reflects (i) $1.1 million of net charge offs recorded during the third quarter of 2026 for certain commercial real estate - owner occupied, commercial real estate - non-owner occupied, and commercial and industrial loans, (ii) an increase of $981 thousand related to specific reserves on individually evaluated commercial real estate - owner occupied, commercial real estate - non-owner occupied, and commercial and industrial loans, and (iii) an increase in reserve for credit cards of $687 thousand due to elevated delinquency levels in the legacy non-gaming retail credit card portfolio.

The Company’s allowance for credit losses totaled $13.9 million as of September 30, 2026, compared to $12.4 million as of June 30, 2026, and $10.6 million as of September 30, 2025. The allowance for credit losses as a percentage of total loans was 1.30% as of September 30, 2026, compared to 1.19% as of June 30, 2026 and 1.12% as of September 30, 2025. The allowance for credit losses as a percentage of total loans, excluding government guaranteed portions(1), was 1.54% as of September 30, 2026, compared to 1.42% as of June 30, 2026, and 1.42% as of September 30, 2025. The increase in this ratio was largely driven by an increase in specific reserves assigned to collateral-dependent non-performing loans.

Net loan charge offs in the third quarter of 2026 totaled $1.1 million, or 0.38% of average net loans (annualized), compared to net loan charge offs of $1.2 million, or 0.42% of average net loans (annualized) in the second quarter of 2026 and $836 thousand of net loan charge offs, or 0.35% of average net loans (annualized) during the third quarter of 2025.

The balance of other real estate owned increased to $10.9 million as of September 30, 2026 compared to $5.7 million as of June 30, 2026. The Company had $2.7 million other real estate owned as of September 30, 2025. The increase in other real estate owned during the third quarter of 2026 was attributable to the completion of foreclosure proceedings on three commercial real estate - non-owner occupied properties totaling $6.9 million. This increase was partially offset by the sale of one commercial real estate - non-owner occupied property during the third quarter of 2026 totaling $1.6 million.

Non-performing assets totaled $54.2 million as of September 30, 2026, a decrease of $3.9 million from $58.2 million as of June 30, 2026, and an increase of $16.8 million from $37.5 million as of September 30, 2025. The decrease was driven by an $8.8 million reduction in nonaccrual loans and a $0.5 million reduction in loans past due 90 days and still accruing, partially offset by a $5.3 million increase in other real estate owned.

Our non-performing assets to total assets ratio was 3.72% as of September 30, 2026, compared to 4.06% as of June 30, 2026, and 2.88% as of September 30, 2025. At September 30, 2026, this ratio includes government guaranteed balances of $25.5 million in the balance of non-performing assets (the numerator). Excluding the government guaranteed portion of non-performing assets(1), total at-risk non-performing assets were $28.8 million, or 1.97% as of September 30, 2026, an increase of $7.5 million from $21.3 million, or 1.49% of total assets of June 30, 2026.

(1) See Reconciliation of Non-GAAP Financial Measures

Other Financial and Operational Highlights

SBA Lending and Commercial Banking

SBA lending originations totaled $171.7 million during the third quarter of 2026, compared to $131.4 million for the second quarter of 2026 and $207.7 million for the third quarter of 2025.

We continue to see improvement in our pretax gain on sale of loans margin as the average was 5.57% for the third quarter of 2026, compared to 5.04% for the second quarter of 2026, and 3.24% for the third quarter of 2025. This improvement in pricing quarter-over-quarter was more than offset with the volume decrease of $26 million in loan sales which resulted in a 15.2% decrease in gain on sale of loans when compared to the second quarter of 2026. Guaranteed loans held for sale increased by $19 million from June 30, 2026, with the majority of those loans plus new originations expected to be sold during the fourth quarter.

(1) See Reconciliation of Non-GAAP Financial Measures

Gaming and Financial Technology Operations

Average daily gaming and fintech deposits increased from approximately $29.9 million in July to $30.9 million in September. This upward trend is an encouraging early sign that the Company’s gaming and fintech strategy is beginning to gain traction. Gaming-related credit card transaction volume was $19.5 million in the third quarter, compared with $84.2 million in the second quarter. Net interchange fee income declined 84.6% to $0.3 million following changes in credit card funding practices by several large sports betting operators. The Company remains committed to its broader gaming payments strategy, which it expects to develop over the long term and does not expect to contribute materially to financial results in the near term.

The Company is making progress across its developing gaming and payments programs. The Distill Taverns fully launched the BoltBetz application across all nine of its Las Vegas locations in September, with early adoption showing encouraging momentum. Terrible’s is expected to launch BoltBetz in early November at three locations with a full rollout planned during 2027. Integration of the BVNKROLL payments infrastructure with the AXES digital casino management system is continuing and should be completed by year end 2026. The LuckyLoads prepaid card is now expected to be launched during the second quarter of 2027. The Company expects to provide additional updates as these programs reach meaningful milestones.

Earnings Call

The Company will host its third quarter 2026 earnings call on Wednesday, October 28, 2026 at 2:00 p.m. PST. Interested parties are welcome to attend the call, which will be held virtually, by registering at https://gbank-financial-earnings-q326.open-exchange.net/. [A replay of the call will be available on the Company’s investor relations website at www.gbankfinancialholdings.com within 24 hours after the end of the call.]

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company makes available on its website, www.gbankfinancialholdings.com, SEC filings, earnings releases, investor presentations and other information regarding the Company. The information contained on, or accessible through, the Company's website is not incorporated by reference into this release.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's business, strategy, financial performance and future plans. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Additional information regarding these risks and uncertainties is contained in the Company's filings with the SEC, including its Annual Report on Form 10-K and subsequent filings. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Investor Relations Contact:

Financial Profiles, Inc.

Meghan O'Leary and Lisa Fortuna

gbank@finprofiles.com

GBank Financial Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

						Linked Quarter		Quarter Year-Over-Year
						9/30/26 vs. 6/30/26		9/30/26 vs. 9/30/25
($’s in 000, except per share data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	$ Var	% Var	$ Var	% Var
Assets
Cash and Due From Banks	$3,504	$6,726	$4,960	$5,326	$4,988	$(3,222)	-47.9%	$(1,484)	-29.8%
Interest-Bearing Deposits With Other Financial Institutions	109,836	134,603	103,134	192,538	98,402	(24,767)	-18.4%	11,434	11.6%
Total Cash and Cash Equivalents	113,340	141,329	108,094	197,864	103,390	(27,989)	-19.8%	9,950	9.6%

Investment Securities:
Available For Sale, at Fair Value	114,558	115,018	111,320	71,038	85,774	(460)	-0.4%	28,784	33.6%
Held to Maturity, at Amortized Cost	-	-	-	-	38,578	-	0.0%	(38,578)	-100.0%
Loans Held For Sale	69,727	50,848	74,507	46,009	66,791	18,879	37.1%	2,936	4.4%
Loans, Net of Deferred Fees and Costs:
Commercial and Industrial	80,766	80,766	81,623	80,216	66,226	-	0.0%	14,540	22.0%
Commercial Real Estate - Non-owner Occupied	877,631	849,634	823,966	750,565	743,084	27,997	3.3%	134,547	18.1%
Commercial Real Estate - Owner Occupied	88,391	88,216	91,578	94,576	97,396	175	0.2%	(9,005)	-9.2%
Construction and Land Development	3,248	2,255	2,270	2,288	2,115	993	44.0%	1,133	53.6%
Multifamily	14,745	18,836	18,930	18,950	18,979	(4,091)	-21.7%	(4,234)	-22.3%
Residential	1,604	1,284	816	1,316	3,828	320	24.9%	(2,224)	-58.1%
Consumer	5,445	6,361	5,953	11,358	8,963	(916)	-14.4%	(3,518)	-39.3%
Total Loans, Net of Deferred Fees and Costs	1,071,830	1,047,352	1,025,136	959,269	940,591	24,478	2.3%	131,239	14.0%
Less: Allowance for Credit Losses	(13,935)	(12,418)	(10,755)	(9,890)	(10,577)	(1,517)	12.2%	(3,358)	31.7%
Total Net Loans	1,057,895	1,034,934	1,014,381	949,379	930,014	22,961	2.2%	127,881	13.8%

Loan Servicing Asset	12,500	12,270	11,376	11,140	10,621	230	1.9%	1,879	17.7%
Restricted Investment in Bank Stock	5,797	5,797	5,513	5,513	5,513	-	0.0%	284	5.2%
All Other Assets	82,774	71,506	68,621	78,548	60,697	11,268	15.8%	22,077	36.4%
Total Assets	$1,456,591	$1,431,702	$1,393,812	$1,359,491	$1,301,378	$24,889	1.7%	$155,213	11.9%
Liabilities
Non-Interest Bearing Demand	$196,547	$233,444	$215,063	$214,127	$227,921	$(36,897)	-15.8%	$(31,374)	-13.8%
Interest Bearing Demand	59,114	65,995	79,186	70,966	63,741	(6,881)	-10.4%	(4,627)	-7.3%
Savings and Money Market	275,629	353,066	281,426	289,038	281,435	(77,437)	-21.9%	(5,806)	-2.1%
Certificates of Deposit	632,638	553,227	595,290	568,564	519,080	79,411	14.4%	113,558	21.9%
Total Deposits	1,163,928	1,205,732	1,170,965	1,142,695	1,092,177	(41,804)	-3.5%	71,751	6.6%

Short-Term Borrowings	60,000	-	-	371	-	60,000	N/M	60,000	N/M
Subordinated Debt	30,354	30,328	30,326	26,163	26,144	26	0.1%	4,210	16.1%
Operating Lease Liability	5,191	5,382	5,571	5,757	5,942	(191)	-3.5%	(751)	-12.6%
Other Liabilities	21,739	17,450	19,328	18,750	18,922	4,289	24.6%	2,817	14.9%
Total Liabilities	1,281,212	1,258,892	1,226,190	1,193,736	1,143,185	22,320	1.8%	138,027	12.1%

Equity
Common Stock	1	1	1	1	1	-	0.0%	-	0.0%
Additional Paid-in Capital	83,769	82,606	81,999	80,405	80,016	1,163	1.4%	3,753	4.7%
Retained Earnings	95,996	92,143	86,681	85,366	77,970	3,853	4.2%	18,026	23.1%
Accumulated Other Comprehensive (Loss) Income	(4,387)	(1,940)	(1,059)	(17)	206	(2,447)	126.1%	(4,593)	-2229.6%
Total Stockholders’ Equity	175,379	172,810	167,622	165,755	158,193	2,569	1.5%	17,186	10.9%
Total Liabilities & Stockholders’ Equity	$1,456,591	$1,431,702	$1,393,812	$1,359,491	$1,301,378	$24,889	1.7%	$155,213	11.9%

Book Value Per Common Share	$12.08	$11.94	$11.58	$11.52	$11.07	$0.14	1.1%	$1.01	9.1%

GBank Financial Holdings Inc.

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended					Nine Months Ended
($’s in 000, except per share data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Interest Income
Loans	$21,046	$20,093	$18,958	$20,196	$18,919	$60,097	$53,413
Deposits With Other Financial Institutions	1,073	1,296	1,257	1,018	1,160	3,626	3,718
Investment Securities	1,400	1,326	1,102	1,404	1,421	3,828	4,117
Other Interest Bearing Balances	153	14	277	121	122	444	338
Total Interest Income	23,672	22,729	21,594	22,739	21,622	67,995	61,586

Interest Expense
Deposits	9,192	9,509	8,893	8,998	8,339	27,594	23,473
Short-term Borrowings and Subordinated Debt	866	419	510	286	285	1,795	833
Total Interest Expense	10,058	9,928	9,403	9,284	8,624	29,389	24,306

Net Interest Income	13,614	12,801	12,191	13,455	12,998	38,606	37,280
(Provision) Net Benefit for Credit Losses - Loans	(2,617)	(2,829)	(2,323)	130	(2,207)	(7,769)	(3,996)
Net (Provision) Benefit for Credit Losses - Unfunded Commitments	(29)	(15)	30	52	(12)	(14)	(36)
Net Interest Income after Provision for Credit Losses	10,968	9,957	9,898	13,637	10,779	30,823	33,248

Non-Interest Income
Gain on Sales of Loans	4,701	5,544	3,790	3,625	3,592	14,035	8,722
Loan Servicing Income	1,311	1,248	998	963	762	3,557	2,215
Service Charges and Fees	59	86	58	56	60	203	171
Net Interchange Fees	281	1,823	2,191	1,806	2,406	4,295	5,944
Gain on Sale of Investment Securities	-	-	-	426	-	-	-
Other Income	374	448	417	387	357	1,239	971
Total Non-Interest Income	6,726	9,149	7,454	7,263	7,177	23,329	18,023

Non-Interest Expenses
Salaries and Employee Benefits	7,892	6,808	6,750	6,237	6,589	21,450	19,224
Occupancy Expenses	491	399	410	410	418	1,300	1,210
Other Expenses	4,438	4,791	8,716	4,813	5,310	17,945	13,185
Total Non-Interest Expenses	12,821	11,998	15,876	11,460	12,317	40,695	33,619

Income Before Provision For Income Taxes	4,873	7,108	1,476	9,440	5,639	13,457	17,652
Provision For Income Taxes	(1,008)	(1,625)	(139)	(2,026)	(1,282)	(2,772)	(3,992)
Net Income Before Equity Investment Loss	3,865	5,483	1,337	7,414	4,357	10,685	13,660
Net Loss Attributable to Equity Investment	(12)	(21)	(22)	(18)	(49)	(55)	(127)
Net Income	$3,853	$5,462	$1,315	$7,396	$4,308	$10,630	$13,533

Earnings Per Share	$0.27	$0.38	$0.09	$0.52	$0.30	$0.73	$0.95
Earnings Per Share (Diluted)	$0.27	$0.38	$0.09	$0.51	$0.30	$0.73	$0.93
Average Common Shares Outstanding	14,506	14,470	14,415	14,360	14,280	14,464	14,270
Diluted Average Common Shares Outstanding	14,532	14,544	14,506	14,555	14,525	14,513	14,510

GBank Financial Holdings Inc.

Quarter-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$107,642	$1,073	3.95%	$134,527	$1,296	3.86%	$97,822	$1,160	4.70%
Investment Securities:
Taxable	117,425	1,400	4.73%	114,526	1,326	4.64%	122,158	1,421	4.62%
Loans and Loans Held For Sale	1,136,863	21,046	7.34%	1,102,289	20,093	7.31%	960,679	18,919	7.81%
Restricted Investment in Bank Stock	5,797	153	10.47%	5,750	14	0.98%	5,513	122	8.78%
Total Earning Assets	1,367,727	23,672	6.87%	1,357,092	22,729	6.72%	1,186,172	21,622	7.23%

Cash and Due From Banks	5,772			6,804			7,050
Other Assets	70,213			67,682			54,801
Total Assets	$1,443,712			$1,431,578			$1,248,023

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$61,578	425	2.74%	$69,922	498	2.86%	$60,404	320	2.10%
Money Market and Savings	329,477	2,943	3.54%	339,718	3,113	3.68%	307,322	2,938	3.79%
Certificates of Deposit	568,012	5,824	4.07%	579,583	5,898	4.08%	456,611	5,081	4.41%
Total Interest-Bearing Deposits	959,067	9,192	3.80%	989,223	9,509	3.86%	824,337	8,339	4.01%

Short-Term Borrowings	43,978	444	4.01%	-	-	0.00%	-	-	0.00%
Subordinated Debt	30,337	422	5.52%	30,319	419	5.54%	26,132	285	4.33%
Total Interest-Bearing Liabilities	1,033,382	10,058	3.86%	1,019,542	9,928	3.91%	850,469	8,624	4.02%

Noninterest-bearing Deposits	206,464			212,756			217,547
Other Liabilities	25,990			25,914			23,115
Stockholders’ Equity	177,876			173,366			156,892
Total Liabilities & Stockholders’ Equity	$1,443,712			$1,431,578			$1,248,023

Net Interest Income		$13,614			$12,801			$12,998

Total Yield on Earning Assets			6.87%			6.72%			7.23%
Cost on Interest-Bearing Liabilities			3.86%			3.91%			4.02%
Average Interest Spread			3.01%			2.81%			3.21%
Net Interest Margin			3.95%			3.78%			4.35%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Year-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Nine Months Ended
	September 30, 2026			September 30, 2025
(Dollars in thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$124,989	$3,626	3.88%	$105,457	$3,718	4.71%
Investment Securities:
Taxable	111,283	3,828	4.60%	115,815	4,117	4.75%
Loans and Loans Held For Sale	1,094,009	60,097	7.34%	913,143	53,413	7.82%
Restricted Investment in Bank Stock	5,688	444	10.44%	5,179	338	8.73%
Total Earning Assets	1,335,969	67,995	6.80%	1,139,594	61,586	7.23%

Cash and Due From Banks	5,892			6,686
Other Assets	68,963			45,348
Total Assets	$1,410,824			$1,191,628

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$68,182	1,444	2.83%	$62,120	991	2.13%
Money Market and Savings	315,221	8,600	3.65%	291,899	8,279	3.79%
Certificates of Deposit	572,351	17,550	4.10%	419,011	14,203	4.53%
Total Interest-Bearing Deposits	955,754	27,594	3.86%	773,030	23,473	4.06%

Short-Term Borrowings	14,825	444	4.00%	-	-	0.00%
Subordinated Debt	29,893	1,351	6.04%	26,113	833	4.26%
Total Interest-Bearing Liabilities	1,000,472	29,389	3.93%	799,143	24,306	4.07%

Noninterest-bearing Deposits	210,611			219,869
Other Liabilities	25,671			21,897
Stockholders’ Equity	174,070			150,719
Total Liabilities & Stockholders’ Equity	$1,410,824			$1,191,628

Net Interest Income		$38,606			$37,280

Total Yield on Earning Assets			6.80%			7.23%
Cost on Interest-Bearing Liabilities			3.93%			4.07%
Average Interest Spread			2.87%			3.16%
Net Interest Margin			3.86%			4.37%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Additional Financial Information

(Unaudited)

	Three Months Ended					For the Nine Months Ended
($’s in 000, except per share data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025
Key Performance Metrics
Return on Average Assets-Net Income (1)	1.06%	1.53%	0.39%	2.20%	1.37%	1.01%	1.52%
Return on Average Stockholders’ Equity(1)	8.59%	12.64%	3.12%	18.03%	10.89%	8.16%	12.00%
Efficiency Ratio	63.03%	54.66%	80.81%	55.31%	61.05%	65.71%	60.79%
Net Interest Margin(1)	3.95%	3.78%	3.86%	4.21%	4.35%	3.86%	4.37%
Net Revenue(1)	$20,340	$21,950	$19,645	$20,718	$20,175	$61,935	$55,303
Common Equity / Assets	12.04%	12.07%	12.03%	12.19%	12.16%	12.04%	12.16%
Tier 1 Leverage Ratio - Bank	13.37%	13.15%	13.39%	13.42%	13.72%	13.37%	13.72%

Selected Loan Metrics
Guaranteed Portion of Loans Held for Sale	$69,727	$50,848	$74,507	$46,009	$66,791	$69,727	$66,791
Guaranteed Portion of Loans Held for Investment	164,497	174,971	177,617	183,739	193,688	164,497	193,688
Total Guaranteed Loans	234,224	225,819	252,124	229,748	260,479	234,224	260,479
Guaranteed Loans as a Percent of Total Loans(2)	15.3%	16.7%	17.3%	19.2%	20.6%	15.3%	20.6%
SBA Loan Originations	$171,696	$131,420	$189,851	$106,744	$207,683	$492,967	$469,290
SBA Loans Sold	$84,454	$110,075	$79,036	$92,258	$110,820	$273,565	$261,680
Gain on Loan Sales Margin(2)	5.57%	5.04%	4.79%	3.93%	3.24%	5.13%	3.33%

Asset Quality
Total nonaccrual loans	$42,891	$51,648	$39,736	$32,141	$34,608	$42,891	$34,608
Loans past due 90 days and still accruing	417	868	-	854	184	417	184
Other real estate owned	10,927	5,663	4,401	4,401	2,684	10,927	2,684
Total non-performing assets	$54,235	$58,179	$44,137	$37,396	$37,476	$54,235	$37,476
Non-performing assets: guaranteed portion	$25,469	$36,876	$34,340	$28,240	$27,112	$25,469	$27,112
Non-performing assets: non-guaranteed portion	$28,766	$21,303	$9,797	$9,156	$10,364	$28,766	$10,364

Non-performing assets to total assets	3.72%	4.06%	3.17%	2.75%	2.88%	3.72%	2.88%
Non-performing assets, excluding guaranteed, to total assets(2)	1.97%	1.49%	0.70%	0.67%	0.80%	1.97%	0.80%
Net charge-offs	$1,100	$1,167	$1,457	$557	$836	$3,724	$2,534

Loans past due 30-89 days and accruing	$1,998	$12,202	$6,255	$9,843	$3,595	$1,998	$3,595
Loans past due 30-89 days and accruing: guaranteed portion	$-	$2,491	$2,474	$4,574	$2,351	$-	$2,351
Loans past due 30-89 days and accruing: non-guaranteed portion	$1,998	$9,710	$3,781	$5,269	$1,244	$1,998	$1,244

Allowance for credit losses (ACL)	$13,935	$12,418	$10,755	$9,890	$10,577	$13,935	$10,577
Nonaccrual loans	$42,891	$51,648	$39,736	$32,141	$34,608	$42,891	$34,608
ACL to nonaccrual loans	32%	24%	27%	31%	31%	32%	31%
ACL to nonaccrual loans, excluding guaranteed(2)	80%	65%	122%	136%	141%	80%	141%
ACL to loans	1.30%	1.19%	1.05%	1.03%	1.12%	1.30%	1.12%
ACL to loans, excluding guaranteed(2)	1.54%	1.42%	1.27%	1.28%	1.42%	1.54%	1.42%

Book Value
Stockholders’ Equity	$175,379	$172,810	$167,622	$165,755	$158,193	$175,379	$158,193
Common shares outstanding	14,520	14,470	14,470	14,385	14,288	14,520	14,288
Book value per common share	$12.08	$11.94	$11.58	$11.52	$11.07	$12.08	$11.07
Full-Time Equivalent Employees	179	189	189	184	187	179	187

(1) Ratios are annualized on an actual/actual basis
(2) See Reconciliation of Non-GAAP Financial Measures

GBank Financial Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended					For the Nine Months Ended
($'s in 000, except per share data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025

Pre-Provision Net Revenue(1)
Net Interest Income	$13,614	$12,801	$12,191	$13,455	$12,998	$38,606	$37,280
Non-Interest Income	6,726	9,149	7,454	7,263	7,177	23,329	18,023
Net Revenue	$20,340	$21,950	$19,645	$20,718	$20,175	$61,935	$55,303
Non-Interest Expense	12,821	11,998	15,876	11,460	12,317	40,695	33,619
Pre-Provision Net Revenue	$7,519	$9,952	$3,769	$9,258	$7,858	$21,240	$21,684
Less:
(Provision) Net Benefit for Credit Losses	(2,646)	(2,844)	(2,293)	182	(2,219)	(7,783)	(4,032)
Provision For Income Taxes	(1,008)	(1,625)	(139)	(2,026)	(1,282)	(2,772)	(3,992)
Net Loss Attributable to Equity Investment	(12)	(21)	(22)	(18)	(49)	(55)	(127)
Net Income	$3,853	$5,462	$1,315	$7,396	$4,308	$10,630	$13,533

Adjusted Diluted Earnings Per Share(2)
Net Income	$3,853	$5,462	$1,315	$7,396	$4,308	$10,630	$13,533
Non-core Items:
Form S-1 and Uplift Costs	-	-	-	-	30	-	1,079
Severance Related Expenses	520	-	-	257	900	520	900
Credit Card Fraud Losses	(23)	52	4,213	-	-	4,242
Costs Incurred Related to Discontinued Credit Card Marketing Campaign	-	-	-	416	1,692	-	1,692
Net Gain on Sales of Investment Securities	-	-	-	(426)	-	-	-
Third-party Fraud Loss	100					100
Tax Effect of Non-core Items (a)	(124)	(12)	(963)	(55)	(597)	(1,099)	(835)
Net Income Excluding Non-core Items	$4,326	$5,502	$4,565	$7,588	$6,333	$14,393	$16,369

Weighted average diluted shares outstanding	14,532	14,544	14,506	14,555	14,525	14,513	14,510

Diluted Earnings Per Share	$0.27	$0.38	$0.09	$0.51	$0.30	$0.73	$0.93
Adjusted Diluted Earnings Per Share	$0.30	$0.38	$0.31	$0.52	$0.44	$0.99	$1.13

Gain on Loan Sales Margin(1)
Gain on Sale of Loans	$4,701	$5,544	$3,790	$3,625	$3,592	$14,035	$8,722
Loans Sold	84,454	110,075	79,036	92,258	110,820	273,565	261,680
Gain on Loan Sales Margin	5.57%	5.04%	4.79%	3.93%	3.24%	5.13%	3.33%

Guaranteed Loans as a Percent of Loans(3)
SBA and USDA Guaranteed Loans	$164,497	$174,971	$177,617	$183,739	$193,688	$164,497	$193,688
Loans, Net of Deferred Fees and Costs	1,071,830	1,047,352	1,025,136	959,269	940,591	1,071,830	940,591
Guaranteed Loans as a % of Loans	15.3%	16.7%	17.3%	19.2%	20.6%	15.3%	20.6%

Non-performing assets, excluding guaranteed, to total assets(3)
Non-performing assets	$54,235	$58,179	$44,137	$37,396	$37,476	$54,235	$37,476
Less: SBA and USDA guaranteed portions of non-performing assets	25,469	36,876	34,340	28,240	27,112	25,469	27,112
Non-performing assets, excluding guaranteed portions	28,766	21,303	9,797	9,156	10,364	28,766	10,364
Total assets	1,456,591	1,431,702	1,393,812	1,359,491	1,301,378	1,456,591	1,301,378
Non-performing assets, excluding guaranteed, to total assets	1.97%	1.49%	0.70%	0.67%	0.80%	1.97%	0.80%

Allowance for credit losses (ACL) to nonaccrual loans, excluding guaranteed(3)
Nonaccrual loans	$42,891	$51,648	$39,736	$32,141	$34,608	$42,891	$34,608
Less: SBA and USDA guaranteed portions of nonaccrual loans	25,469	32,481	30,949	24,849	27,111	25,469	27,111
Nonaccrual loans, excluding guaranteed portions	17,422	19,167	8,787	7,292	7,497	17,422	7,497
ACL to nonaccrual loans, excluding guaranteed	80%	65%	122%	136%	141%	80%	141%

ACL to loans, excluding guaranteed(3)
Loans, net of deferred fees and costs	$1,071,830	$1,047,352	$1,025,136	$959,269	$940,591	$1,071,830	$940,591
Less: SBA and USDA guaranteed portions of loans	164,497	174,971	177,617	183,739	193,688	164,497	193,688
Loans, excluding guaranteed	907,333	872,381	847,519	775,530	746,903	907,333	746,903
ACL to loans, excluding guaranteed	1.54%	1.42%	1.27%	1.28%	1.42%	1.54%	1.42%

Non-GAAP Financial Measures Footnotes
(1) We utilize this non-GAAP measurement to present trends in income generation of the Company.
(2) We utilize this non-GAAP measurement to present the core earnings and core ratios of the Company by excluding certain significant non-core expenses.
(3) We utilize these non-GAAP measurements to provide useful metrics regarding the at-risk assets of the Company.

(a) Estimated tax impact calculated using each respective period's effective tax rate.